As filed with the Securities and Exchange Commission on September 13, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADVANCED DIGITAL INFORMATION CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Washington	91-1618616
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

P.O. Box 97057

11431 Willows Road N.E.

Redmond, Washington 98073-9757

(Address of Principal Executive Offices, Including Zip Code)

ADVANCED DIGITAL INFORMATION CORPORATION

AMENDED AND RESTATED 1997 STOCK PURCHASE PLAN

(Full Title of the Plan)

PETER H. VAN OPPEN

Chief Executive Officer

ADVANCED DIGITAL INFORMATION CORPORATION

P.O. Box 97057

11431 Willows Road N.E.

Redmond, Washington 98073-9757

(425) 881-8004

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

SCOTT L. GELBAND

Perkins Coie LLP

505 Fifth Avenue South, Suite 620

Seattle, Washington 98104-3846

(206) 287-3505

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, no par value(1)	1,500,000	$9.50	$14,250,000.00	$1,805.48

(1)	Includes associated preferred stock purchase rights. Prior to the occurrence of certain events, such rights will not be evidenced or traded separately from the Registrant’s Common Stock.

(2)	Includes an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.

(3)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933 (the “Securities Act”) solely for the purpose of calculating the amount of the registration fee. The proposed maximum offering price per share is estimated to be $9.50 based on the average of the high ($9.69) and low ($9.31) sales prices for the Registrant’s Common Stock on September 3, 2004, as reported by the Nasdaq National Market.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003, filed on January 28, 2004, which contains audited financial statements for the most recent year for which such statements have been filed;

(b) The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2004, April 30, 2004 and July 31, 2004, filed on March 16, 2004, June 14, 2004 and September 10, 2004, respectively; and

(c) The description of the Registrant’s Common Stock, including the Registrant’s rights plan, contained in the Registrant’s Registration Statement on Form 10 filed on July 29, 1996 pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

In addition, all reports and documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.	DESCRIPTION OF SECURITIES

Not applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act. Section 10 of the Registrant’s Restated Bylaws provides for indemnification of the Registrant’s directors, officers, employees and agents to the maximum extent permitted by Washington law.

Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct or knowing violation of law, self-dealing or illegal corporate loans or distributions, or any transactions from which the director personally receives a benefit in money, property or services to which the director is not entitled. Article 11 of the Registrant’s Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the Registrant and its shareholders.

The Registrant has entered into indemnification agreements with its officers and directors and also maintains an insurance policy insuring its directors and officers against liability for certain acts or omissions while acting in their official capacities as to which the Registrant would be precluded from providing indemnification.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.	EXHIBITS

Exhibit Number	Description
5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see Signature Page)

99.1	Advanced Digital Information Corporation Amended and Restated 1997 Stock Purchase Plan (incorporated by reference to Appendix C of the Registrant’s Proxy Statement on Schedule 14A filed on January 30, 2004)

Item 9.	UNDERTAKINGS

A. The undersigned Registrant hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on the 13 day of September, 2004.

ADVANCED DIGITAL INFORMATION CORPORATION

By:	/s/ PETER H. VAN OPPEN
Peter H. van Oppen
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Peter H. van Oppen with full power of substitution and full power to act as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments with the Securities and Exchange Commission or any regulatory authority.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 13th day of September, 2004.

Signature	Title

/s/ PETER H. VAN OPPEN Peter H. van Oppen	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ JON W. GACEK Jon W. Gacek	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ TOM A. ALBERG Tom A. Alberg	Director

/s/ CHRISTOPHER T. BAYLEY Christopher T. Bayley	Director

/s/ FRANK M. HIGGINS Frank M. Higgins	Director

/s/ JOHN W. STANTON John W. Stanton	Director

/s/ WALTER F. WALKER Walter F. Walker	Director

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INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see Signature Page)

99.1	Advanced Digital Information Corporation Amended and Restated 1997 Stock Purchase Plan (incorporated by reference to Appendix C of the Registrant’s Proxy Statement on Schedule 14A filed on January 30, 2004)